Exhibit 5.1
[Andrews Kurth LLP Letterhead]
October 7, 2005
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Gentlemen:
     We have acted as counsel to Williams Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 100,000 common units representing limited partner interests in the Partnership (the “Common Units”), for issuance under the Williams Partners GP LLC Long-Term Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and the Certificate of Limited Partnership of the Partnership, (c) the Amended and Restated Limited Liability Company Agreement of Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, (d) partnership and limited liability company records of the Partnership and the General Partner, as applicable, (e) certificates of public officials and of officers or other representatives of the Partnership and the General Partner and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and regulations as we have deemed necessary or advisable for the purposes of this opinion.
     In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Units have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by (i) matters described under the captions “The Partnership Agreement—Limited Liability” and “Risk Factors—Risks Inherent in an

Williams Partners L.P.
October 7, 2005

Investment in Us—You may not have limited liability if a court finds that unitholder action constitutes control of our business. You may also have liability to repay distributions” in the prospectus dated August 17, 2005 and filed with the SEC on August 19, 2005 pursuant to Rule 424(b) of the Securities Act and (ii) Sections 17-303 and 17-607 of the Delaware Act).
     We express no opinion other than as to the federal laws of the United States of America and the Delaware Act. For purposes of this opinion, we assume that the Common Units will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.
     This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,
/s/ Andrews Kurth LLP